Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Bob Kampstra 262-636-2919 r.r.kampstra@na.modine.com

Modine Reports Fourth Quarter Fiscal 2011 Net Earnings of $12.3 million on 22% Sales Growth

RACINE, WI, June 7, 2011 – Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported its financial results for the fourth quarter ended March 31, 2011. Highlights include:

•	Sales were $397 million, up 22 percent from the same period last year;
•	Gross margin increased 100 basis points over the prior year to 15.1 percent;
•	Operating income of $7.8 million represented a $5.8 million improvement from the prior year and included $7.7 million of expense related to unusual items;
•	Benefit from income taxes of $6.5 million includes a Hungary tax incentive of $7.8 million; and
•	Net earnings were $12.3 million resulting in diluted earnings per share of $0.26 compared to a diluted loss per share of ($0.24) for the same period last year.

“Our company’s strong year over year performance continued during the fourth quarter with improved sales, gross margin and net earnings compared to the same quarter one year ago,” said Modine President and Chief Executive Officer Thomas A. Burke. “This quarter was impacted by several unusual items, yet the underlying businesses continued their upward momentum. We are very pleased with our full year sales growth of 25 percent and our return to positive earnings per share. While there is still work to do, we remain focused on achieving our goals and remain on the path to achieve our objective of 11 to 12 percent return on average capital employed by the end of fiscal 2013.”

Fourth Quarter Financial Results
Net sales in the fourth quarter of fiscal 2011 improved $72.0 million, or 22 percent, from the fourth quarter of fiscal 2010, with increases primarily within the commercial vehicle and off-highway markets in North America, as well as within the European premium automotive and commercial vehicle markets. Additionally, Asia revenues continued to grow through new product launches in China and India, and have increased 127 percent from the prior year’s fourth quarter. Gross profit increased 31 percent, or $14.3 million, on the increased sales volumes, resulting in a gross margin of 15.1 percent. Selling, general and administrative (SG&A) expense increased $9.4 million year over year yet remained relatively consistent as a percentage of sales. This increase in SG&A expense is primarily due to higher employee benefits, higher engineering and development costs and investment for growth in Asia and the Commercial Products segment. Operating income increased to $7.8 million, up $5.8 million from the fourth quarter of fiscal 2010, mainly as a result of the improved sales volumes. During the quarter the company recorded an income tax benefit of $7.8 million related to an income tax incentive in its Hungary operations. Net earnings of $12.3 million represented an increase of $23.6 million, or 209 percent, from the same period in the prior year.

The fourth quarter results were impacted by two issues as follows:

•
The company’s Original Equipment - North America and Commercial Products segments identified $3.8 million of inventory write-downs as a result of annual physical inventory counts, of which $2.7 million relates to the fourth quarter and $1.1 million relates to the second and third quarters of fiscal 2011. This item related to problems stemming from an ineffective process to record interim inventory balances. The company is implementing remediation plans around its interim inventory management processes.

Fourth Quarter Fiscal 2011 Results – Page 2

•
The company determined that it has not been in compliance with certain trade regulations regarding shipments between its warehouse in Laredo, Texas and its Maquiladora facility in Nuevo Laredo, Mexico within the Commercial Products segment. The issues identified are limited to the operations at these locations and the company is in the process of remediating its trade compliance practices. The company has estimated a $4.5 million potential liability regarding these compliance issues, of which $0.5 million relates to the fourth quarter, $1.2 million relates to the first three quarters of fiscal 2011 and $2.8 million relates to prior years.

The above adjustments were deemed immaterial to prior periods. However, because of the significance of these issues, the company revised prior period financial statements to correct for these issues. In conjunction with correcting these issues, certain other previously identified immaterial errors are also being corrected through the revised financial statements. In the aggregate, these revisions improved fourth quarter fiscal 2010 net earnings by $0.8 million and improved fiscal year 2010 net earnings by $0.6 million.

In addition to the $2.7 million inventory adjustment and the $0.5 million trade compliance adjustment recorded during the fourth quarter of fiscal 2011, the company also identified other unusual items that negatively impacted operating income. The company froze one of its U.S. hourly pension plans requiring recognition of a $1.6 million curtailment expense. In the North America and Asia segments, the company provided for some specific customer warranty claims that required additional reserves totaling $1.9 million. Finally, the Europe segment recorded expense of $1.0 million for the impairment of an asset that had no future value. In the aggregate, these items reduced operating income for the quarter by $7.7 million.

Net debt was $114.7 million at the end of the quarter, an increase of $3.5 million from the third quarter of fiscal 2011 and the company had $32.9 million in cash at the end of the year. Adjusted EBITDA was $24.8 million during the fourth quarter of fiscal 2011, an increase of $4.1 million, or 20 percent, compared to one year ago.

“While our results were negatively impacted by several unusual items, we are taking measures to correct the issues discussed and we remain pleased with our underlying fourth quarter results. The business segments are performing in line with our expectations and we are confident in the continued recovery of our business,” said Michael B. Lucareli, Vice President, Finance, Chief Financial Officer and Treasurer. “Further, we are pleased with the strength of our balance sheet. We have been able to maintain a conservative debt balance while continuing to invest in the future of the company.”

Fourth Quarter Segment Results
Original Equipment – Europe segment sales were up 20 percent to $149.7 million, from $124.8 million reported one year ago, primarily in the premium automotive and commercial vehicle markets. This segment’s gross margin increased by 230 basis points as a result of better fixed cost absorption due to the higher sales volumes. Operating income decreased $0.9 million or 12 percent primarily due to increased employee benefits as some furloughs taken in the previous year were not repeated in fiscal 2011, and due to a sizeable customer-paid engineering and development cost recovery in the prior year.

Original Equipment – North America segment sales increased 23 percent to $146.8 million, compared to $119.2 million one year ago. The increase was driven primarily by continued recovery across all markets. This segment’s operating income increased $7.4 million and gross margin improved 240 basis points as a result of better fixed cost absorption due to the higher sales volumes. Segment operating income and gross profit were negatively impacted in the current quarter by $2.2 million in inventory adjustments.

Original Equipment - South America segment sales rose 28 percent to $44.3 million, compared to $34.8 million one year ago. Excluding the positive impact of foreign currency exchange rate changes, sales increased 18 percent in this segment. The improved sales reflect an overall strengthening in the Brazilian economy, specifically within the commercial vehicle and off-highway markets, as well as within the Aftermarket business. This segment’s gross margin decreased 80 basis points to 17.6 percent from the same period last year primarily due to increased commodity costs. Operating income increased $1.7 million to $3.0 million from the prior year driven by the increased sales volumes.

Commercial Products segment sales of $42.4 million were consistent with the prior year. This segment’s gross margin of 23.4 percent represents a 350 basis point decrease from the prior year due to higher commodity costs, a shift in mix to lower margin products, and the interim inventory management and trade compliance issues at the Nuevo Laredo, Mexico facility. Operating income decreased $2.5 million to $1.5 million as a result of the lower gross margin and increased SG&A costs resulting from investment in growth in this segment.

Fourth Quarter Fiscal 2011 Results – Page 3

Original Equipment – Asia segment sales increased 127 percent to $22.3 million, while gross margin improved to 9.4 percent compared to a gross margin of 2.5 percent one year ago. This performance reflects the continued growth within this segment as its start-up operations mature, particularly with increased program launch activity within the off-highway market. This segment recorded an operating loss of $0.6 million compared to a loss of $1.2 million in the prior year as a result of the improved gross margin partially offset by higher SG&A costs as the company continues to invest in the growth of this region.

Full Year Fiscal 2011 Overview
The company completed fiscal 2011 with strong year over year results as markets improved around the world. In fiscal 2011, sales increased 25 percent to $1.45 billion and gross margin improved 120 basis points from 14.8 percent in fiscal 2010 to 16.0 percent in fiscal 2011. The improved sales and gross margins resulted in earnings from continuing operations of $9.2 million or $0.20 per fully diluted share. “These results are a significant improvement over the past few years and represent the first positive earnings the company has achieved since fiscal 2007,” Burke commented. “Further, during fiscal 2011, we took actions to extend the maturity of our outstanding debt obligations, providing a long-term source of financing at reduced interest rates and significantly adding strength to our balance sheet.”

Fiscal 2012 Outlook
“Our markets have remained strong and our results have improved while we continue to invest in key areas to support future growth,” Lucareli commented. “Based on our current projections, we are expecting significant improvement over the prior year.”

Specifically, the company has the following expectations for fiscal 2012:

•	A 12 to 16 percent increase in sales year over year;
•	Operating income margin in the range of 4.1 to 4.7 percent;
•	Earnings per diluted share at $0.95 to $1.05; and
•	Capital expenditures in a range of $70 to $75 million.

Conference Call and Webcast
Modine will conduct a conference call and live webcast, with a slide presentation, on Tuesday, June 7, 2011 at 8:30 a.m. Central Time (9:30 a.m. Eastern Time) to discuss its fiscal 2011 fourth quarter. The webcast and accompanying slides will be available on the Investor Relations section of the Modine website at www.modine.com. The dial-in phone number for the audio portion of the call is 866.783.2137; access code 29316463. The international call-in number is 857.350.1596; access code 29316463. Participants are encouraged to log on to the webcast and conference call about ten minutes prior to the start of the event. A replay of the audio and the slides will be available on the investor relations section of the Modine website at www.modine.com after June 7, 2011. A call-in replay will be available through June 14, 2011, at 888.286.8010; access code 83954984 or, for international callers, at 617.801.6888; access code 83954984. The company will furnish a transcript of the call to the U.S. Securities Exchange Commission, and post it on to the company’s website, on or about June 9, 2011.

About Modine
Modine, with fiscal 2011 revenues of $1.4 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, heating, ventilation and air conditioning equipment, off-highway and industrial equipment, refrigeration systems, and fuel cells. The company employs approximately 6,600 people at 27 facilities worldwide in 14 countries. For more information about Modine, visit www.modine.com.

Fourth Quarter Fiscal 2011 Results – Page 4

Forward-Looking Statements
This press release contains statements, including information about future financial performance and market conditions, including the information provided under “Fiscal 2012 Outlook,” accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine’s actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to, those described under "Risk Factors" in Item 1A of Part I of the company's Annual Report on Form 10-K for the year ended March 31, 2010 and under Forward-Looking Statements in Item 7 of Part II of that same annual report and the company’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2010, September 30, 2010 and December 31, 2010. Other risks and uncertainties include, but are not limited to, the following: operational inefficiencies as a result of program launches and product transfers; the impact of currency exchange rate fluctuations, particularly the value of the euro relative to the U.S. dollar; the impact on Modine of increases in commodity prices, particularly aluminum and copper and its ability to pass these prices on to customers; Modine’s continued ability to successfully execute its strategic and operational plans; the nature of the vehicular industry and the dependence of this industry on the health of the economy; costs and other effects of environmental remediation or litigation; the possibility that other or more significant issues may be identified in the ongoing investigation into compliance issues at the company’s Laredo, Texas warehouse and Nuevo Laredo, Mexico facility and other risks and uncertainties identified by the company in public filings with the U.S. Securities and Exchange Commission. The company does not assume any obligation to update any forward-looking statements.

Non-GAAP Financial Disclosures
Adjusted EBITDA, net debt, free cash flow, return on average capital employed (which are defined below) as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP). These non-GAAP measures are used by management and the company’s lenders as performance measures to judge liquidity and covenant compliance and for estimating the company’s earnings growth prospects. These measures provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. However, these measures are not, and should not be, viewed as substitutes for the GAAP measures. The presentations of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
The company’s earnings (loss) from continuing operations before interest expense and provision for income taxes, adjusted to exclude unusual, non-recurring or extraordinary non-cash charges and up to $40.0 million of cash restructuring and repositioning charges, not to exceed $20.0 million in any fiscal year, and further adjusted to add back depreciation and amortization expense, as defined in the applicable debt agreements. This is a financial measure of the profit generated excluding the above-mentioned items.

Definition – Net debt
The sum of short- and long-term debt, less cash on hand. This is an indicator of the company’s debt position after considering on hand cash balances.

Definition – Free cash flow
The sum of net cash provided by (used for) operating and investing activities adjusted to exclude prepayment penalties on senior notes. This is a liquidity measure of the cash available for permitted distributions.

Definition – Return on average capital employed (ROACE)
Net earnings (loss), adding back after-tax interest expense and adjusted to exclude unusual, non-recurring or extraordinary non-cash charges and cash restructuring and repositioning charges; divided by the average of debt plus shareholders’ equity; this is a financial measure of the profit generated on the total capital invested in the company before any interest expenses payable to lenders, net of any tax effect.

-- Financial tables follow --

Fourth Quarter Fiscal 2011 Results – Page 5

Modine Manufacturing Company
Consolidated statements of operations (unaudited)
(In thousands, except per share amounts)

	Three months ended March 31,		Twelve months ended March 31,
	2011	2010 *	2011	2010 *
Net sales	$396,758	$324,774	$1,448,235	$1,162,576
Cost of sales	336,683	278,999	1,216,868	990,844
Gross profit	60,075	45,775	231,367	171,732
Selling, general & administrative expenses	51,490	42,071	185,300	158,826
Restructuring (income) expense	(288)	228	(275)	(679)
Impairment of long-lived assets	1,048	1,432	3,548	6,548
Operating Income	7,825	2,044	42,794	7,037
Interest expense	3,484	3,993	33,723	22,888
Other (income) expense - net	(1,433)	1,538	(3,624)	(5,586)
Earnings (loss) from continuing operations before income taxes	5,774	(3,487)	12,695	(10,265)
(Benefit from) provision for income taxes	(6,532)	7,561	3,468	9,430
Earnings (loss) from continuing operations	12,306	(11,048)	9,227	(19,695)
Loss from discontinued operations (net of income taxes)	-	(22)	(2,932)	(8,370)
Loss on sale of discontinued operations (net of income taxes)	(5)	(181)	(115)	(611)
Net earnings (loss)	$12,301	$(11,251)	$6,180	$(28,676)

Earnings (loss) from continuing operations per common share:
Basic	$0.26	$(0.24)	$0.20	$(0.50)
Diluted	$0.26	$(0.24)	$0.20	$(0.50)

Net earnings (loss) per common share:
Basic	$0.26	$(0.24)	$0.13	$(0.73)
Diluted	$0.26	$(0.24)	$0.13	$(0.73)

Weighted average shares outstanding:
Basic	46,330	45,993	46,167	39,298
Diluted	47,055	45,993	46,729	39,298

Dividends paid per share	$-	$-	$-	$-

Comprehensive earnings (loss), which represents net earnings (loss) adjusted by the post-tax change in foreign-currency translation, the effective portion of cash flow hedges and change in benefit plan adjustment recorded in shareholders' equity, for the three month periods ended March 31, 2011 and 2010 were $35,243 and ($40,777), respectively, and for the twelve month periods ended March 31, 2011 and 2010, were $34,078 and ($16,213), respectively.

Condensed consolidated balance sheets (unaudited)
		(In thousands)
	March 31, 2011	March 31, 2010 *
Assets
Cash and cash equivalents	$32,930	$43,657
Short term investments	2,720	1,239
Trade receivables - net	219,189	167,382
Inventories	122,629	99,559
Other current assets	50,157	43,571
Total current assets	427,625	355,408
Property, plant and equipment - net	430,295	419,293
Other noncurrent assets	59,019	66,194
Total assets	$916,939	$840,895
Liabilities and shareholders' equity
Debt due within one year	$9,087	$3,245
Accounts payable	177,549	142,310
Other current liabilities	129,905	117,726
Total current liabilities	316,541	263,281
Long-term debt	138,582	135,952
Deferred income taxes	9,988	10,830
Other noncurrent liabilities	88,876	108,909
Total liabilities	553,987	518,972
Shareholders' equity	362,952	321,923
Total liabilities & shareholders' equity	$916,939	$840,895

*	Prior period results have been revised to reflect the correction of errors which are immaterial to prior periods, but too significant to correct in the fourth quarter of fiscal 2011.

Fourth Quarter Fiscal 2011 Results – Page 6

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)
		(In thousands)
Twelve months ended March 31,	2011	2010 *

Cash flows from operating activities:
Net earnings (loss)	$6,180	$(28,676)
Adjustments to reconcile net loss with net cash provided by operating activities:
Depreciation and amortization	56,492	64,606
Impairment of long-lived assets	3,548	14,194
Other - net	2,334	10,685
Net changes in operating assets and liabilities	(47,742)	1,095
Net cash provided by operating activities	20,812	61,904

Cash flows from investing activities:
Expenditures for plant, property and equipment	(55,061)	(60,297)
Change in restricted cash	1,368	4,862
Proceeds from dispositions of assets	3,715	8,687
Proceeds from sale of assets held for sale and discontinued operations	8,841	10,515
Settlement of derivative contracts	(7)	(6,629)
Other - net	1	903
Net cash used for investing activities	(41,143)	(41,959)

Cash flows from financing activities:
Net increase (decrease) in debt	7,837	(112,365)
Issuance of common stock	-	92,858
Financing fees paid	(215)	(802)
Other - net	982	(1,415)
Net cash provided by (used for) financing activities	8,604	(21,724)

Effect of exchange rate changes on cash	1,000	1,900

Net (decrease) increase in cash and cash equivalents	(10,727)	121

Cash and cash equivalents at beginning of the period	43,657	43,536

Cash and cash equivalents at end of the period	$32,930	$43,657

Condensed segment operating results (unaudited)
(In thousands)

	Three months ended March 31,		Twelve months ended March 31,
	2011	2010 *	2011	2010 *
Sales:
Original Equipment - Asia	$22,267	$9,820	$63,890	$32,231
Original Equipment - Europe	149,718	124,811	546,709	469,399
Original Equipment - North America	146,848	119,225	527,090	412,266
South America	44,337	34,769	158,850	117,640
Commercial Products	42,392	42,183	177,192	170,139
Segment sales	405,562	330,808	1,473,731	1,201,675
Corporate and administrative	325	772	1,482	2,791
Eliminations	(9,129)	(6,806)	(26,978)	(41,890)
Total net sales	$396,758	$324,774	$1,448,235	$1,162,576

Operating income/(loss):
Original Equipment - Asia	$(552)	$(1,162)	$(3,082)	$(4,792)
Original Equipment - Europe	6,430	7,310	27,903	23,343
Original Equipment - North America	7,677	285	27,348	4,036
South America	3,003	1,303	12,975	7,600
Commercial Products	1,521	4,008	17,469	19,162
Segment operating income	18,079	11,744	82,613	49,349
Corporate and administrative	(10,283)	(9,701)	(39,859)	(42,416)
Eliminations	29	1	40	104
Operating Income	$7,825	$2,044	$42,794	$7,037

*	Prior period results have been revised to reflect the correction of errors which are immaterial to prior periods, but too significant to correct in the fourth quarter of fiscal 2011.

Fourth Quarter Fiscal 2011 Results – Page 7

Modine Manufacturing Company
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) from continuing operations (unaudited)

(In thousands)

	Three months ended March 31,		Twelve months ended March 31,
	2011	2010 *	2011	2010 *
Earnings (loss) from continuing operations	$12,306	$(11,048)	$9,227	$(19,695)
Interest expense	3,484	3,993	33,723	22,888
Provision for income taxes	(6,532)	7,561	3,468	9,430
Depreciation and amortization (a)	14,365	15,162	56,492	62,152
EBITDA from continuing operations	23,623	15,668	102,910	74,775

Restructuring and repositioning charges	82	1,557	3,653	3,949
Non-cash charges (b)	1,051	3,445	2,268	5,256
Adjusted EBITDA	$24,756	$20,670	$108,831	$83,980

(a)	Depreciation and amortization expense represents total depreciation and amortization from continuing operations less accelerated depreciation which is included in non-cash charges.

(b)
Non-cash charges are comprised of long-lived asset impairments, non-cash restructuring and repositioning charges, exchange gains or losses on intercompany loans and non-cash charges which are unusual, non-recurring or extraordinary.

*	Prior period results have been revised to reflect the correction of errors which are immaterial to prior periods, but too significant to correct in the fourth quarter of fiscal 2011.

Net debt (unaudited)
		(In thousands)

	March 31, 2011	March 31, 2010
Debt due within one year	$9,087	$3,245
Long-term debt	138,582	135,952
Total debt	147,669	139,197

Less: cash and cash equivalents	32,930	43,657
Net debt	$114,739	$95,540

Free cash flow (unaudited)
(In thousands)

	Three months ended March 31,		Twelve months ended March 31,
	2011	2010	2011	2010
Net cash provided by operating activities	$22,232	$12,035	$20,812	$61,904
Net cash used for investing activities	(26,103)	(17,369)	(41,143)	(41,959)
Prepayment penalties on senior notes	-	-	16,570	3,449
Free cash flow	$(3,871)	$(5,334)	$(3,761)	$23,394